[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Exhibit 10.1

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

THIS EXCLUSIVE LICENSE AND SUPPLY AGREEMENT (hereinafter referred to as the “Agreement”) is made on May 12, 2015 (the “Effective Date”) by and between Suntava, Inc. (hereinafter referred to as “Suntava”), a corporation with principal offices at 3290 St. Croix Trail, PO 268, Afton, MN 55001 and ChromaDex, Inc., with principal office at 10005 Muirlands Blvd., Suite G, Irvine, CA 92618 (hereinafter referred to as “ChromaDex”).

RECITALS

WHEREAS, Suntava is the owner of all right, title, and interest in a patent-pending, proprietary purple corn hybrid, specifically husk hybrid variety (“HHV”), in addition to a proprietary processes, for manufacturing a high concentration anthocyanin extract, primarily cyanidin-3-glucoside (“C3G”) and the derivatives;

WHEREAS, ChromaDex desires to obtain a worldwide exclusive license to make, have made, use, distribute, sell, offer for sale and otherwise exploit the Extract (as defined below) for use as an ingredient in dietary supplements, skin care/cosmetics, pharmaceuticals, food and beverage, and solar panel markets;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound herby, the parties hereto agree as follows:

1.	DEFINITIONS

The following terms have the meanings specified below:

 “Affiliate” shall mean, with respect to a Party, any person or entity that controls, is controlled by, or is under common control with such Party.  An entity or person shall be deemed to be in control of another entity (“Controlled Entity”) if the former owns directly or indirectly at least fifty percent (50%) of the outstanding voting equity of the Controlled Entity (or some other majority equity or ownership interest exits, in the event that such Controlled Entity is other than a corporation).

“Excluded Fields” shall mean the use of the Product in manufacturing of a natural color, tea (ground husk), animal feed (grain or other byproducts), grain, milled grain products, IQF grain, freeze dried grain, puree, juice concentrate, nectar (corn syrup).

“Field” means the use of the Extract as an ingredient in dietary supplements, skin care/cosmetics, pharmaceuticals, food and beverage, and solar panel markets, but does not include use of the Product in the Excluded Fields.

“Licensed IP” shall mean purple corn hybrid HHV, in addition to any patents, pending patents, proprietary processes, intellectual property and technology used for manufacturing a high concentration anthocyanin extract, primarily C3G and the derivatives.

“Product” shall mean the biomass from the purple corn hybrid HHV, and any and all improved hybrids of HHV, which is produced or made using the Licensed IP.

“Extract” shall mean the use of the Product in manufacturing an ingredient for the Field.

“Territory” shall be worldwide.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

2. RIGHT TO GRANT AND GRANT OF LICENSE

Suntava represents and warrants that it has the right and authority to grant the licenses granted to Chromadex in this Agreement and that this Agreement and the licenses granted in this Agreement do not and will not conflict with the terms of any agreement to which Suntava is a party.  Subject to the terms and conditions contained in this Agreement, Suntava hereby grants to ChromaDex an exclusive, worldwide, royalty-bearing right and license to use the Licensed IP to make, have made, use, distribute, sell, offer for sale and otherwise exploit the Product in the Field.

3.	PURCHASING, PAYMENT, AND PURCHASE PRICE

3.1 Purchasing.  ChromaDex shall purchase and Suntava agrees to sell ChromaDex all Product produced each harvest.  The parties agree that the Purchase Price of the Product in the Agreement was negotiated in good faith and fairly reflects the risk facing the parties over the length of the Agreement.

3.2 Payment.  Payment shall be made via wire to Suntava within thirty (30) days of invoice.

3.3 Purchase Price.  The Purchase Price for the Product will be agreed to between the Parties in writing prior to each farming season.  The Parties will undertake a review process and Suntava’s farming cost to produce the Product will be a significant factor in determining the Purchase Price.  This review process will define the number of acres that will be planted to grow the Product to be extracted to produce C3G compounds.  ChromaDex and Suntava further agree to negotiate in good faith if there is a significant yield loss in the farming process.

3.4 Farming Yields.  The estimated farming yields for the production of anthocyanin is [*]kg per acre.

4.	ROYALTIES

4.1 Royalty Payments.  ChromaDex shall pay to Suntava an [*] percent ([*]%) royalty rate on all Net Sales of Extract by ChromaDex.

4.2Minimum Annual Running Royalty Payment.  ChromaDex agrees to pay Suntava a minimum annual running royalty as set forth below within thirty (30) days of the applicable prior year:

For the calendar year 2016:                                                                $[*]
For the calendar year 2017:                                                                $[*]
For the calendar year 2018:                                                                $[*]

    4.3“Net Sales” Definition.  For purposes of this Agreement, “Net Sales” shall mean, with respect to any Extract, the gross sales price invoiced for such Extract by ChromaDex, less any (a) trade, quantity and cash discounts on Extract actually provided to third parties in connection with arms-length transactions, (b) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Extract, (c) actual unreimbursed freight and insurance costs incurred in transporting such Extract to such customers, and (d) excise, sale, use, value added or other taxes, other than income taxes paid by ChromaDex due to the sale of Extract.

4.4 Royalty Payments and Accounting. During the Term, ChromaDex shall furnish to Suntava an annual written report showing in reasonably specific detail the calculation of royalties owing for the reporting period (“Royalty Report”).  With respect to sales of the Extract, ChromaDex shall keep complete and accurate records in sufficient detail to enable the Royalties payable hereunder to be determined.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

4.5 Audits.  Upon the written request of Suntava and not more than once in each calendar year, ChromaDex shall permit an independent certified public accounting firm of nationally recognized standing selected by Suntava and reasonably acceptable to ChromaDex, at Suntava’s expense, to have access during normal business hours to such of the records of ChromaDex as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than twenty-four (24) months prior to the date of such request.  The accounting firm shall disclose to Suntava only whether or not the reports are correct and the amount of any discrepancies.  No other information shall be shared.  If such accounting firm concludes that additional royalties were owed during such period, ChromaDex shall pay the additional royalties within thirty (30) days of the date Suntava delivers to ChromaDex such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by Suntava; provided, however, if the audit correctly discloses an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period,  then ChromaDex shall pay the reasonable fees and expenses charged by such accounting firm.

5.	EXCLUSIVITY RIGHTS

Suntava hereby grants ChromaDex the exclusive right to make, have made, use, distribute, import, sell, offer for sale and otherwise exploit the Extract for use as an ingredient in the Field in the Territory through the end of 2018 (hereinafter referred to “Exclusivity Rights”).  In exchange for the Exclusivity Rights, ChromaDex agrees to pay Suntava [*] dollars ($[*]) within five (5) days of the Effective Date (“Exclusivity Fee”).  Suntava agrees [*] dollars ($[*]) of the Exclusivity Fee shall be credited toward ChromaDex’s purchase of the Product at time of harvest.

Before the end of 2018, ChromaDex agrees to make a minimum annual royalty payment of [*] dollars ($[*]) to maintain Exclusivity Rights for the year 2019.  Future minimum annual royalties to maintain Exclusivity Rights for years 2020 and thereafter shall be negotiated by the end of 2019 and every year thereafter.

6.	OBLIGATIONS

6.1      ChromaDex’s Obligations.

6.1.1           ChromaDex agrees to provide a Manufacturing Plan to Suntava.

6.1.2           ChromaDex agrees to provide a Marketing Plan to Suntava that includes ChromaDex’s research plans and financial projections for the Extract within six (6) months of the Effective Date

6.1.3           ChromaDex agrees to use commercially reasonable efforts to commercialize and market the Extract as soon as practicable in accordance with the Marketing Plan.

6.1.4           ChromaDex agrees to thoroughly evaluate the anthocyanin composition/chemistry of representative samples of purple corn husk and stalk to establish cost models for commercial production.

6.1.5           ChromaDex agrees to perform extensive analytical chemistry evaluation of the anthocyanin composition and content in Suntava purple corn and utilize this chemistry to evaluate several extraction processes to determine a suitable process for creating a high concentration of C3G.

6.1.6           ChromaDex agrees to evaluate and select a suitable “toll” manufacturer of this C3G extract and establish commercial production.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

6.1.7           Upon establishing a commercially viable extract, ChromaDex will establish a clinical testing program.

6.1.8           ChromaDex agrees to perform the necessary safety and regulatory review with Spherix Consulting, a division of ChromaDex.

6.2      Suntava’s Obligations.

6.2.1           Suntava agrees to be responsible for the cultivation, harvest, processing and supply of material needed for production of anthocyanin extract produced and sold by ChromaDex.

6.2.2           Suntava will provide ChromaDex with any data and order production models (including cost models), for ChromaDex to assess commercial pricing viability.

6.2.3           At Suntava’s discretion it is responsible for bringing or prosecuting actions or suits against third parties for patent infringement;  is responsible for preparing, filing, and prosecuting any patent applications, maintaining any issued patents, and prosecuting and maintaining any and all continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related to the Licensed IP.

7.  TAXES AND IMPORT DUTIES.  The price of the Product specified does not include federal taxes, state or local sales taxes, use taxes, occupational taxes or import duties.  Unless prohibited by law, ChromaDex is responsible for and shall pay all applicable sales, use, occupational, excise, value added or other similar taxes or import duties applicable to the manufacture, sale, price, delivery or use of the Product provided by Suntava, or in lieu thereof, ChromaDex shall provide Suntava with a tax-exemption certificate acceptable to and considered valid by the applicable taxing authorities.

8.  DELIVERY AND RISK OF LOSS.  All sales are FOB\FCA Seller’s U.S. dock. Risk of loss, destruction of or damage to the Product shall be Suntava’s until delivery of the Product to a common carrier at Suntava’s U.S. dock. Thereafter, title shall pass to ChromaDex and ChromaDex shall be fully responsible, and shall hold Suntava harmless, for and assume all risk of loss, destruction of or damage to the Product. Loss or damage to the Product after risk of loss has passed to ChromaDex will not release or excuse ChromaDex from its obligations under this Agreement to Suntava, including the obligation to make full payment of the purchase price. Suntava reserves the right to pack or ship orders in the most economical manner, provided that this does not result in increased risk of loss of the Product.  However, where ChromaDex requests special packaging or shipping, any additional cost will be billed to and be the responsibility of ChromaDex.

9.  DELIVERY DELAYS. Suntava shall use reasonable efforts to make prompt deliveries in a commercially reasonable manner.  Delivery dates and estimates are, however, not guaranteed. Suntava disclaims any liability or responsibility, and ChromaDex shall hold Suntava harmless, for the late or non-delivery of Product. ChromaDex has no right to delay or defer delivery or acceptance.

10. INDEMNIFICATION AND INSURANCE

10.1 ChromaDex Indemnification. ChromaDex shall at all times during the Term of this Agreement and thereafter indemnify, defend, and hold Suntava, its directors, officers, employees, and affiliates harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees (hereinafter “Claims”), arising out of any breach of any representation, warranty, or covenant expressly made by ChromaDex in this Agreement.

10.2 Suntava Indemnification.  Suntava shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold ChromaDex, its directors, officers, employees, and affiliates harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees (hereinafter “Claims”), arising out of any breach of any representation, warranty, or covenant expressly made by Suntava in this Agreement.

10.3 Insurance.  The parties agree, for the Term of this Agreement, to maintain a program of insurance or self-insurance at levels sufficient to satisfy its obligations as set forth in this Agreement.

11. TERM AND TERMINATION

11.1 Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect for a term (the “Term”) of five (5) years from the Effective Date and continue thereafter in successive two (2) year automatic renewal terms unless terminated by written mutual agreement of the Parties or in accordance herewith.

11.2 Termination by Suntava. In addition to all other remedies Suntava may have, Suntava may terminate this Agreement and the licenses granted in this Agreement in the event that: (a) ChromaDex defaults in making its Royalty Payment to Suntava and such default continues un-remedied for a period of ninety (90) days after written notice from Suntava; (b) ChromaDex fails to perform any material obligation, warranty, duty, or responsibility or is in default with respect to any term or condition undertaken by ChromaDex hereunder, and such failure or default continues un-remedied for a period of ninety (90) days after written notice thereof to ChromaDex by Suntava; (c) ChromaDex is liquidated or dissolved; (d) Any assignment is made of ChromaDex's business for the benefit of creditors; (e) ChromaDex liquidates a substantial portion of its business or engages in a distress sale of substantially all of its assets; (f) A receiver, or similar officer, is appointed to take charge of a substantial part of ChromaDex's assets; or, (g) Any petition in bankruptcy is filed by or against ChromaDex that remains undischarged for sixty (60) days;

11.3 Termination by ChromaDex. In addition to all other remedies ChromaDex may have, ChromaDex may terminate this Agreement in the event that: (a) Suntava fails to perform any material obligation, warranty, duty, or responsibility or is in default with respect to any term or condition undertaken by Suntava hereunder, and such failure or default continues un-remedied for a period of ninety (90) days after written notice thereof to Suntava by ChromaDex. (b) Suntava is liquidated or dissolved; (c) Any assignment is made of Suntava's business for the benefit of creditors; (d) Suntava liquidates a substantial portion of its business or engages in a distress sale of substantially all of its assets; (e) A receiver, or similar officer, is appointed to take charge of a substantial part of Suntava's assets; or (g) Any petition in bankruptcy is filed by or against Suntava that remains undischarged for sixty (60) days;

11.4 Effect of Termination. After the termination of this Agreement, ChromaDex shall have no rights under the Licensed IP.

11.5 No Discharge on Termination. No termination of this Agreement for any reason shall relieve or discharge either Suntava or ChromaDex from any duty, obligation, or liability that was accrued as of the date of the termination (including, without limitation, the obligation to indemnify or to pay any amounts owing as of the date of termination).

12. RELATIONSHIP OF THE PARTIES.  Nothing in this Agreement will be construed to constitute the parties as partners or joint venturers or constitute either party as agent of the other, nor will any similar relationship be deemed to exist between them. Neither party shall hold itself out contrary to the terms of this paragraph, and neither party shall become liable by reason of any representation, act, or omission of the other contrary to the provisions of this paragraph. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party, whether referred to in this Agreement or not.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

13. SURVIVAL.   The terms and conditions of this Agreement shall survive and inure to the benefit of and be assigned and binding upon the respective executors, administrators, heirs, successors, assigns and all other persons and entities now, heretofore, or hereafter having any involvement or interest whatsoever with respect to the subject matter of this Agreement, specifically upon a change in control or ownership.

14. MISCELLANEOUS

14.1 Notices. All notices given in connection with this Agreement shall be in writing and shall be deemed given upon actual receipt by the addressee. Notices shall be personally delivered or sent by telex or facsimile (with prompt confirmation by registered or certified air mail, postage prepaid) or by registered or certified air mail, postage prepaid, addressed to the party to be notified at the following address, or at such other address as the party may designate by notice:

SUNTAVA: Bill Petrich Suntava, Inc. 3290 ST. Croix Trail, PO 268 Afton, MN 55001	CHROMADEX: Tom Varvaro ChromaDex, Inc. 10005 Muirlands Blvd, Suite G Irvine, CA 92618, USA

14.2 Survival. The provisions of this Agreement relating to payment obligations, confidentiality, indemnification, remedies, and arbitration shall survive the expiration or termination of this Agreement.

14.3 No Assignment. The parties shall not sell, assign, transfer, mortgage, pledge, or hypothecate any rights in whole or in part, or delegate any of their duties or obligations under this Agreement; nor shall their rights or duties be assigned, transferred, or delegated to any third party by operation of law. Any purported transfer, assignment, or delegation in violation of the foregoing sentence shall be void and without effect, and this Agreement shall thereupon become terminable without further notice, unless the “assignment” is made as part of the transfer of substantially all of the party’s assets, or of a majority interest in the voting stock of the party, or the merger, consolidation, or reorganization of a party with one or more third parties.

14.4 Binding on Successors. This Agreement will inure to the benefit of and be binding upon their successors and assigns.

14.3 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, or void then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is invalid, illegal, unenforceable, or void. If the remainder of this Agreement is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

14.4 Waiver and Modification. No modification of any of the terms of this Agreement will be valid unless in writing and signed by both parties. No waiver by either party of a breach of this Agreement will be deemed a waiver by such party of any subsequent breach.

14.5 Headings. The headings in this Agreement are for reference only and shall not in any way control the meaning or interpretation of this Agreement.

14.6 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or its attorney drafted the provision.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

14.7 Governing Law. This Agreement and all claims and causes of action shall be governed by and subject to the internal laws (exclusive of the conflicts of law provisions) and decisions of the courts of the State of Minnesota.

14.8 No Other Agreement. The parties each represent that in entering into this Agreement, they rely on no promise, inducement, or other agreement not expressly contained in this Agreement; that they have read this Agreement and discussed it thoroughly with their respective legal counsel; that they understand all of the provisions of this Agreement and intend to be bound by them; and that they enter into this Agreement voluntarily.

14.9 Entire Agreement. This Agreement and the December 2014 Confidentiality Agreement between the Parties constitute the complete and exclusive statement of the terms and conditions between the parties, which supersedes and merges all prior proposals, understandings, and all other agreements, oral and written, between the parties relating to the subject of this Agreement.

14.10 Counterparts. This Agreement may be executed in counter-parts, which taken together shall constitute one document.

The Parties agree to the terms of this Agreement above and have executed this Agreement by their duly authorized representatives.

For and on behalf of Suntava, Inc. By: /s/ Bill Petrich Name: Bill Petrich Title: CEO Date: May 12, 2015	For and on behalf of ChromaDex, Inc. By: /s/ Troy Rhonemus Name: Troy Rhonemus Title: COO Date: May 19, 2015